Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports, dated February 28, 2020, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Veritex Holdings, Inc. on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of Veritex Holdings, Inc. on Forms S-3 (File Nos. 333-222165 and 333-207932), Form S-8 (File Nos. 333-199223 and 333-229124), and Form S-4 (File No. 333-235987).

/s/ GRANT THORNTON LLP
Dallas, Texas
February 28, 2020